UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

KELLOGG COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

April 9, 2010

Dear Shareowner:

We have previously mailed you proxy materials in connection with the Annual Meeting of Shareowners of Kellogg Company (“Kellogg”) to be held on April 23, 2010. Our records indicate that we have not yet received your vote. Your vote is important. Please vote today to ensure your shares are represented at this meeting. Telephone and internet voting are available.

Shareowners of Kellogg are being asked to consider and vote upon management proposals regarding the Election of Directors (term expires 2013) and the ratification of PricewaterhouseCoopers, LLP as Kellogg’s independent registered accounting firm for fiscal year 2010. Your Board of Directors recommends a vote “FOR” each of the nominees for director and “FOR” the ratification of PricewaterhouseCoopers, LLP. Shareowners are also being asked to consider a shareowner proposal to adopt a simple majority vote. Your Board of Directors recommends a vote “AGAINST” this simple majority vote proposal. The Board’s rationale for these recommendations is set forth in our proxy statement. To view or print a copy of our proxy statement or annual report on Form 10-K, go to http://investor.kelloggs.com.

We have enclosed a duplicate proxy card or voting instruction card for your convenience. Please participate by voting your shares today—by telephone, via the Internet, or please sign, date and return the enclosed proxy or voting instruction card in the postage-paid return envelope provided.

Thank you for voting, and for your cooperation and continued support.

Sincerely,

David Mackay

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Please vote your proxy or voting instruction card today. Internet and telephone voting are available. Kindly refer to your proxy card or voting instruction card for instructions. Please note your bank or broker cannot vote your shares on the proposals unless it receives your specific instructions.